EXHIBIT 22.1

LIST OF SUBSIDIARY GUARANTORS

The following subsidiaries of The Goodyear Tire & Rubber Company (the "Parent Company") were, as of June 30, 2021, guarantors of the Company's 9.5% senior notes due 2025, 5% senior notes due 2026, 4.875% senior notes due 2027, 5% senior notes due 2029, 5.25% senior notes due April 2031, 5.25% senior notes due July 2031 and 5.625% senior notes due 2033:

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION
Celeron Corporation	Delaware
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky

On July 2, 2021, the following subsidiaries were also added as guarantors:

NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION
Cooper Receivables LLC	Delaware
Cooper Tire & Rubber Company	Delaware
Max-Trac Tire Co., Inc.	Ohio
Mickey Thompson Performance Racing Inc.	Ohio